Exhibit 99.1

The Scotts Miracle-Gro Company	NEWS

ScottsMiracle-Gro Reports Strong First Quarter Results;
Announces Minority Investment in Bonnie Plants Related to ‘Project Focus’

▪	Q1 sales increased 14% to $245.7 million driven by volume growth and acquisitions

▪	Consumer purchases increase 14% in Q1 driven by strong fall lawn care

▪	580 bps adjusted gross margin rate improvement due to product mix, lower commodities

▪	Adjusted Q1 seasonal loss of $1.13 per share flat versus year-ago results

▪	Bonnie transaction immediately EPS accretive, provides meaningful long-term potential

▪	Scotts LawnService joint venture with TruGreen on track to close in Q2

▪	Company reaffirms full-year guidance for sales and adjusted EPS

MARYSVILLE, Ohio (Feb. 2, 2016) - The Scotts Miracle-Gro Company (NYSE: SMG), the world’s leading marketer of branded consumer lawn and garden products, today announced strong first quarter results and a minority investment in Bonnie Plants Inc., the largest provider in the U.S. of potted vegetables and herbs sold to gardeners through a variety of retail outlets.

“We couldn’t be more pleased with the start to the fiscal year and the partnership we are announcing today with Bonnie,” said Jim Hagedorn, chairman and chief executive officer. “Consumer purchases of our products were strong throughout the fall season and our retail partners were highly engaged. The level of engagement we’ve been seeing in the marketplace gives us a high level of confidence as we prepare for the upcoming season.

“We also continue to make outstanding progress implementing our strategic plan. When we announced the details of ‘Project Focus’ in December we said the growth of our core business in the U.S. would be the centerpiece of our efforts. Directly participating in the live goods category is an essential element of this effort. We want the consumer to see ScottsMiracle-Gro as a true gardening company, not just a gardening products company. The partnership we are announcing today with Bonnie will be critical to meeting this goal.”

Net sales for the three months ended January 2, 2016 increased 14 percent to $245.7 million, compared to $216.2 million during the same quarter a year ago. The year-over-year increase was primarily due to strong shipments in the U.S. core business, as well as the benefit of acquisitions. Due to the company’s fiscal calendar, the first quarter of 2016 had six more days in it than the first quarter of 2015. That difference had a sales impact of roughly $15 million.

By segment, Global Consumer sales increased 16 percent to $189.0 million during the quarter, compared to $163.6 million a year ago. Scotts LawnService sales were up 10 percent to $51.2 million from $46.7 million during the same quarter a year ago. The pending joint venture between SLS and TruGreen is on track for completion during the second quarter, after which the results from the Company’s 30 percent ownership stake in TruGreen will be reported as other income.

The adjusted company-wide gross margin rate was 19.4 percent in the quarter, compared with 13.6 percent a year ago. The rate improvement was driven by strong product mix, the benefit of acquisitions and favorable distribution expense. The 2015 gross margin rate was negatively impacted by nearly $8 million related to mark-to-market adjustments for fuel hedging while similar adjustments in the first quarter of 2016 were only $4 million.

“We continued to take steps during the quarter to lock-in our costs for 2016, allowing us to benefit from lower fuel prices and provide for more certainty around our business,” said Randy Coleman, executive vice president and chief financial officer. “Gross margin rate improvement will be critical to our 2016 results and we remain confident the rate will improve 125 to 175 basis points on a full-year basis.”

Selling, general and administrative expenses (SG&A) were $139.5 million compared with $126.9 million a year ago. The year-over-year increase was primarily due to the timing of expenses as well as acquisitions.

The adjusted loss from operations for the first quarter was $69.5 million, or $1.13 per share, in line with the adjusted loss of $68.5 million, or $1.13 per share, a year ago. The 2016 results are adjusted to exclude impairment, restructuring and other charges, as well as costs related to refinancing. These charges include deal costs related to the pending joint venture of Scotts LawnService and TruGreen, as well as the Company’s ongoing efforts to modify the structure of its European consumer business.

On a GAAP basis, the loss attributable to controlling interest was $81.3 million, or $1.32 per share, compared with $74.6 million, or $1.23 per share, a year ago. Given the seasonal nature of the lawn and garden category, the Company historically reports a loss in its fiscal first quarter.

Bonnie Plants Terms and Impact on Fiscal 2016
The Company’s investment in Bonnie Plants constitutes a minority economic interest in the operation owned by the privately-held Alabama Farmers Cooperative (AFC). Additionally, ScottsMiracle-Gro will provide marketing, research and development and other services to Bonnie.

Edible gardening is the fastest growing segment of the traditional lawn and garden market as consumers focus more on healthy and sustainable lifestyles. Bonnie is the No. 1 provider of potted vegetables and herbs sold to gardeners and it has a strong presence with the largest lawn and garden retailers in the U.S.

“Our relationship with Bonnie dates back decades when we worked together on marketing programs that helped propel the Miracle-Gro business,” said Jim Hagedorn. “There is no finer brand in the live goods category than Bonnie and no better partner than the Alabama Farmers Cooperative. The benefits from this partnership for both sides are obvious and significant. We look forward to working with the Bonnie team to drive the gardening category to new heights.”

While the board of the AFC has approved the deal, closing is dependent upon approval from the members of the AFC as well as restructuring of its existing financing. On an annualized basis, ScottsMiracle-Gro expects its stake in Bonnie to be accretive by almost $0.10 per share. In fiscal 2016, however, the timing of the deal, transaction costs and other expected start-up investments are expected to offset most of that benefit.

Management Reaffirms Full-Year Outlook
The Company reiterated expectations for company-wide net sales to increase by approximately 4 to 5 percent in fiscal 2016. Adjusted earnings per share are expected to be in a range of $3.75 to $3.95 per share.

Conference Call and Webcast Scheduled for 9 a.m. ET Today, Feb. 2
The Company will discuss results during a webcast and conference call today at 9 a.m. Eastern Time. Conference call participants should call 888-271-8595 (Conference ID: 3759475). A live webcast of the call will be available on the investor relations section of the Company’s website at http://investor.scotts.com. An archive of the webcast, as well as any accompanying financial information regarding any non-GAAP financial measures discussed by the Company during the call, will remain available for at least 12 months. In addition, a replay of the call can be heard by calling 1-888-203-1112. The replay will be available for 30 days.

About ScottsMiracle-Gro
The Scotts Miracle-Gro Company is the world’s largest marketer of branded consumer products for lawn and garden care. The Company’s brands are the most recognized in the industry. In the U.S., the Company’s Scotts®, Miracle-Gro® and Ortho® brands are market-leading in their categories, as is the consumer Roundup® brand, which is marketed in North America and most of Europe exclusively by Scotts and owned by Monsanto. In the U.S., we operate Scotts LawnService®, the second largest residential lawn care service business. In Europe, the Company’s brands include Weedol®, Pathclear®, Evergreen®, Levington®, Miracle-Gro®, KB®, Fertiligène® and Substral®. For additional information, visit us at www.scottsmiraclegro.com.

Cautionary Note Regarding Forward-Looking Statements
Statements contained in this press release, other than statements of historical fact, which address activities, events and developments that the Company expects or anticipates will or may occur in the future, including, but not limited to, information regarding the future economic performance and financial condition of the Company, the plans and objectives of the Company’s management, and the Company’s assumptions regarding such performance and plans are “forward-looking statements” within the meaning of the U.S. federal securities laws that are subject to risks and uncertainties. These forward-looking statements generally can be identified as statements that include phrases such as “guidance,” “outlook,” “projected,” “believe,” “target,” “predict,” “estimate,” “forecast,” “strategy,” “may,” “goal,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” “likely,” “will,” “should” or other similar words or phrases. Actual results could differ materially from the forward-looking information in this release due to a variety of factors, including, but not limited to:

•	Compliance with environmental and other public health regulations could increase the Company’s costs of doing business or limit the Company’s ability to market all of its products;

•	Increases in the prices of raw materials and fuel costs could adversely affect the Company’s results of operations;

•	The highly competitive nature of the Company’s markets could adversely affect its ability to maintain or grow revenues;

•
Because of the concentration of the Company’s sales to a small number of retail customers, the loss of one or more of, or significant reduction in orders from, its top customers could adversely affect the Company’s financial results;

•	Adverse weather conditions could adversely impact financial results;

•	The Company’s international operations make the Company susceptible to fluctuations in currency exchange rates and to other costs and risks associated with international regulation;

•	The Company may not be able to adequately protect its intellectual property and other proprietary rights that are material to the Company’s business;

•	If Monsanto Company were to terminate the Marketing Agreement for consumer Roundup products, the Company would lose a substantial source of future earnings and overhead expense absorption;

•	Hagedorn Partnership, L.P. beneficially owns approximately 26% of the Company’s common shares and can significantly influence decisions that require the approval of shareholders;

•
The Company may pursue acquisitions, dispositions, investments, dividends, share repurchases and/or other corporate transactions that it believes will maximize equity returns of its shareholders but may involve risks.

Additional detailed information concerning a number of the important factors that could cause actual results to differ materially from the forward-looking information contained in this release is readily available in the Company’s publicly filed quarterly, annual and other reports. The Company disclaims any obligation to update developments of these risk factors or to announce publicly any revision to any of the forward-looking statements contained in this release, or to make corrections to reflect future events or developments.

Contact:
Jim King
Senior Vice President
Chief Communications Officer
937-578-5622

THE SCOTTS MIRACLE-GRO COMPANY
Condensed Consolidated Statement of Operations
(In millions, except for per common share data)
(Unaudited)

		Three Months Ended
	Footnotes	January 2, 2016	December 27, 2014	% Change
Net sales		$245.7	$216.2	14%
Cost of sales		199.6	186.9
Cost of sales—impairment, restructuring and other		3.5	—
Gross profit		42.6	29.3	45%
% of sales		17.3%	13.6%
Operating expenses:
Selling, general and administrative		139.5	126.9	10%
Impairment, restructuring and other		4.3	9.6
Other income, net		(1.0)	(1.2)
Loss from operations		(100.2)	(106.0)	5%
% of sales		(40.8)%	(49.0)%
Costs related to refinancing		8.8	—
Interest expense		16.3	9.7
Loss before income taxes		(125.3)	(115.7)	(8)%
Income tax benefit		(44.5)	(41.7)
Net loss		$(80.8)	$(74.0)	(9)%
Net income attributable to noncontrolling interest		(0.5)	(0.6)
Net loss attributable to controlling interest		$(81.3)	$(74.6)

Basic loss per common share	(1)	$(1.32)	$(1.23)	(7)%

Diluted loss per common share	(2)	$(1.32)	$(1.23)	(7)%

Common shares used in basic loss per share calculation		61.5	60.8	1%
Common shares and potential common shares used in diluted loss per share calculation		61.5	60.8	1%

Non-GAAP results:
Adjusted loss attributable to controlling interest	(3)	$(69.5)	$(68.5)	(1)%
Adjusted diluted loss per share	(2) (3)	$(1.13)	$(1.13)	—%
Adjusted EBITDA	(3) (4)	$(69.5)	$(81.1)	14%
Note: See accompanying footnotes on page 8

THE SCOTTS MIRACLE-GRO COMPANY
Net Sales and Income (Loss) before Income Taxes by Segment
(In millions)
(Unaudited)

The Company divides its business into two reportable segments: Global Consumer and Scotts LawnService®. This division of reportable segments is consistent with how the segments report to and are managed by the chief operating decision maker of the Company.

Segment performance is evaluated based on several factors, including income (loss) before amortization, impairment, restructuring and other charges, which is not a generally accepted accounting principle (“GAAP”) measure. Senior management uses this measure of operating profit (loss) to evaluate segment performance because the Company believes this measure is most indicative of performance trends and the overall earnings potential of each segment.

Corporate & Other consists of revenues and expenses associated with the Company’s supply agreements with Israel Chemicals Ltd., as well as corporate, general and administrative expenses and certain other income/expense items not allocated to the business segments.

	Three Months Ended
	January 2, 2016	December 27, 2014	% Change
Net Sales:
Global Consumer	$189.0	$163.6	16%
Scotts LawnService®	51.2	46.7	10%
Segment total	240.2	210.3	14%
Corporate & Other	5.5	5.9
Consolidated	$245.7	$216.2	14%

Income (Loss) before Income Taxes:
Global Consumer	$(63.1)	$(74.2)	15%
Scotts LawnService®	0.5	1.5	(67)%
Segment total	(62.6)	(72.7)
Corporate & Other	(23.7)	(20.2)
Intangible asset amortization	(4.4)	(3.5)
Impairment, restructuring and other	(9.5)	(9.6)
Costs related to refinancing	(8.8)	—
Interest expense	(16.3)	(9.7)
Consolidated	$(125.3)	$(115.7)	(8)%

THE SCOTTS MIRACLE-GRO COMPANY
Condensed Consolidated Balance Sheets
(In millions)
(Unaudited)

	January 2, 2016	December 27, 2014	September 30, 2015

ASSETS
Current assets:
Cash and cash equivalents	$49.0	$130.1	$71.4
Accounts receivable, net	206.4	185.4	344.2
Inventories	759.2	682.8	407.6
Prepaids and other current assets	133.4	127.6	125.4
Total current assets	1,148.0	1,125.9	948.6
Property, plant and equipment, net	449.2	434.4	453.7
Goodwill	433.0	364.3	432.4
Intangible assets, net	658.0	308.9	663.5
Other assets	39.2	31.7	29.0
Total assets	$2,727.4	$2,265.2	$2,527.2
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of debt	$13.8	$36.6	$134.8
Accounts payable	233.5	220.0	197.9
Other current liabilities	183.3	165.3	280.4
Total current liabilities	430.6	421.9	613.1
Long-term debt	1,518.6	1,133.3	1,028.5
Other liabilities	251.5	249.1	252.5
Total liabilities	2,200.7	1,804.3	1,894.1
Shareholders’ equity	526.7	460.9	633.1
Total liabilities and shareholders’ equity	$2,727.4	$2,265.2	$2,527.2

THE SCOTTS MIRACLE-GRO COMPANY
Reconciliation of Non-GAAP Disclosure Items (4)
(In millions, except per common share data)
(Unaudited)

	Three Months Ended January 2, 2016				Three Months Ended December 27, 2014
	As Reported	Impairment, Restructuring and Other	Costs Related to Refinancing	Adjusted	As Reported	Impairment, Restructuring and Other	Adjusted
Net sales	$245.7	$(0.2)	$—	$245.9	$216.2	$—	$216.2
Cost of sales	199.6	1.5	—	198.1	186.9	—	186.9
Cost of sales—impairment, restructuring and other	3.5	3.5	—	—	—	—	—
Gross profit	42.6	(5.2)	—	47.8	29.3	—	29.3
% of sales	17.3%			19.4%	13.6%		13.6%
Operating expenses:
Selling, general and administrative	139.5	—	—	139.5	126.9	—	126.9
Impairment, restructuring and other	4.3	4.3	—	—	9.6	9.6	—
Other income, net	(1.0)	—	—	(1.0)	(1.2)	—	(1.2)
Loss from operations	(100.2)	(9.5)	—	(90.7)	(106.0)	(9.6)	(96.4)
% of sales	(40.8)%			(36.9)%	(49.0)%		(44.6)%
Costs related to refinancing	8.8	—	8.8	—	—	—	—
Interest expense	16.3	—	—	16.3	9.7	—	9.7
Loss before income taxes	(125.3)	(9.5)	(8.8)	(107.0)	(115.7)	(9.6)	(106.1)
Income tax benefit	(44.5)	(3.4)	(3.1)	(38.0)	(41.7)	(3.5)	(38.2)
Net loss	(80.8)	(6.1)	$(5.7)	(69.0)	(74.0)	(6.1)	(67.9)
Net income attributable to noncontrolling interest	(0.5)	—		(0.5)	(0.6)	—	(0.6)
Net loss attributable to controlling interest	$(81.3)	$(6.1)	$(5.7)	$(69.5)	$(74.6)	$(6.1)	$(68.5)
Basic loss per common share	$(1.32)	$(0.10)	$(0.09)	$(1.13)	$(1.23)	$(0.10)	$(1.13)
Diluted loss per common share	$(1.32)	$(0.10)	$(0.09)	$(1.13)	$(1.23)	$(0.10)	$(1.13)
Common shares used in basic loss per share calculation	61.5	61.5	61.5	61.5	60.8	60.8	60.8
Common shares and potential common shares used in diluted loss per share calculation	61.5	61.5	61.5	61.5	60.8	60.8	60.8
Calculation of Adjusted EBITDA (4) :
Net loss	$(80.8)				$(74.0)
Income tax benefit	(44.5)				(41.7)
Costs related to refinancing	8.8				—
Interest expense	16.3				9.7
Depreciation	13.5				12.1
Amortization (including Roundup®)	4.6				3.7
Impairment, restructuring and other	9.5				—
Mark-to-market adjustments on derivatives	—				9.1
Expense on certain leases	0.9				—
Share-based compensation expense	2.2				—
Adjusted EBITDA	$(69.5)				$(81.1)
Note: See accompanying footnotes on page 8

THE SCOTTS MIRACLE-GRO COMPANY
Footnotes to Preceding Financial Statements

(1)
Basic income (loss) per common share amounts are calculated by dividing net income (loss) attributable to controlling interest by the weighted average number of common shares outstanding during the period.

(2)
Diluted income (loss) per common share amounts are calculated by dividing net income (loss) attributable to controlling interest by the weighted average number of common shares, plus all potential dilutive securities (common stock options, stock appreciation rights, performance shares, performance units, restricted stock and restricted stock units) outstanding during the period.

(3)
The Reconciliation of Non-GAAP Disclosure Items includes the following non-GAAP financial measures:
Adjusted income (loss) attributable to controlling interest and adjusted diluted income (loss) per share attributable to controlling interest — These measures exclude charges or credits relating to impairments, restructurings, discontinued operations and other unusual items such as costs or gains related to discrete projects or transactions that are apart from and not indicative of the results of the operations of the business.

Adjusted EBITDA — This measure is calculated as net income (loss) before interest, taxes, depreciation and amortization as well as certain other items such as the impact of the cumulative effect of changes in accounting, costs associated with debt refinancing and other non-recurring or non-cash items affecting net income (loss). We believe this measure provides additional information for determining our ability to meet debt service requirements. The presentation of adjusted EBITDA herein is intended to be consistent with the calculation of that measure as required by our borrowing arrangements, and used to calculate a leverage ratio (maximum of 4.50 at January 2, 2016) and an interest coverage ratio (minimum of 3.00 for the twelve months ended January 2, 2016). The Company was in compliance with the terms of all debt covenants at January 2, 2016.

The Company reports its financial results in accordance with U.S. generally accepted accounting principles (“GAAP”). However, management believes that certain non-GAAP financial measures used in managing the business may provide users of this financial information additional meaningful comparison between current results and results in prior operating periods. The Company believes that these non-GAAP financial measures are the most indicative of the Company’s ongoing earnings capabilities and that disclosure of these non-GAAP financial measures therefore provides useful information to investors and other users of its financial statements, such as lenders. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP.

(4)
In the fourth quarter of fiscal 2015, the Company changed its calculation of adjusted EBITDA to reflect the measure as defined in our fourth amended credit agreement. Prior periods have not been adjusted as they reflect the presentation consistent with the calculation as required by our borrowing arrangements in place at that time. The revised calculation adds adjustments for share-based compensation expense, expense on certain leases, and impairment, restructuring and other charges (including cash and non-cash charges) and no longer includes an adjustment for mark-to-market adjustments on derivatives.